Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Administrative Committee of the Spectrum Pharmaceuticals, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-134566 and 333-164014) on Form S-8 of Spectrum Pharmaceuticals, Inc. of our report dated June 28, 2011, with respect to the statement of net assets available for benefits of Spectrum Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2010, which report appears in the December 31, 2011 annual report on Form 11-K of Spectrum Pharmaceuticals, Inc. 401(k) Plan.

/s/ Windes & McClaughey

Irvine, California

June 19, 2012